Exhibit 99.1

ReShape Lifesciences™ Reports Year Ended 2021 Financial and Operating Results and Provides Corporate Update

Conference Call to be Held at 5:30 pm ET Today

SAN CLEMENTE, Calif., March 28, 2022 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported financial and operating results for the year ended December 31, 2021 and provided a corporate strategic update.

2021 Highlights and Accomplishments

●	Achieved a significant, 20.4% increase in revenue, year-over-year
●	Listed on Nasdaq via a successful merger with Obalon Therapeutics, positioning ReShape as a major leader in the weight loss market
●	Raised $46 million in cash to execute our business strategy
●	Eliminated all debt from the balance sheet including $10.5 million of term debt with an institutional investor and the final $3.0 million obligation to Apollo Endosurgery for the purchase of the Lap-Band®
●	Ended the year with approximately $23.0 million of cash and a current ratio of 4.2
●	Ongoing, direct-to-consumer (DTC) marketing campaign highly successful, with surge in demand for Lap-Band procedures based on 331% increase in website traffic and 400% rise in doctor referrals
●	Transitioned Lap-Band® manufacturing efforts to U.S. based manufacturer, achieving significantly reduced costs and improved margins
●	Presented the Lap-Band Program and supportive reshapecare™ Virtual Health Coaching Platform to a large group of bariatric surgeons, allied health professionals and fellows, at the American Society for Metabolic and Bariatric Surgery’s (ASMBS) Leadership Academy and re-UNITED Meeting
●	Launched an eCommerce platform and advanced line of supplements for bariatric surgery and medical weight loss patients, ReShape Optimize™ by ProCare Health®, available on ReShape Marketplace™
●	Strengthened the operational and commercial teams with the addition of key personnel including Michael Bordainick as Senior Vice President of Commercial Operations and Al Diaz as Vice President of Operations and Research and Development

“We believe we are at the precipice of reaping significant benefits from our robust, multi-tiered, direct-to-consumer marketing campaign, as we create an increased awareness for the advantages of our insurance reimbursed, next-generation Lap-Band program and suite of physician-led weight loss support solutions,” stated Bart Bandy, President and Chief Executive Officer of ReShape Lifesciences. “Notably, we have seen a significant increase in all key-performance indicators of our marketing efforts, including increased website traffic and, most importantly, a surge in bariatric surgeon referrals and engagements. We were honored to have had the opportunity to present the Lap-Band program and expand awareness to a range of key bariatric surgery providers at ASMBS, in January, from which we received overwhelmingly positive feedback on the next generation Lap-Band Program. Our progress is evidenced by the 20% increase in our 2021 revenues and our ability to pay down all debt, including our final $3.0 million payment to Apollo for the Lap-Band, and $10.5 million in term debt. We are confident that the approximately $23.0 million of cash on our balance sheet will support our ongoing marketing campaign and drive revenue and shareholder value, going forward. We expect the upward trend in sales that we experienced last year, to continue as we emerge from the pandemic and the associated limitations of healthcare facilities to perform elective surgical procedures.”

Mr. Bandy continued, “In order to support our accelerating pace of development and strategic initiatives, we have significantly bolstered our sales, operations and commercial groups with the additions of Michael Bordainick as Senior Vice President of Commercial Operations and Al Diaz as Vice President of Operations and Research and Development, along with others including a number of key field personnel. We are very pleased with our achievements, to date, and will continue to expand visibility and demand for the Lap-Band and the rest of our portfolio of physician-led weight loss solutions.”

Full Year 2021 Financial and Operating Results

Note for metrics analysis: For the year ended 2021, the Company experienced increases in sales and marketing, general and administrative, R&D, and total operating expenses due to the issuance of non-cash stock-based compensation for the first time since 2017, a loss on impairment of intangible assets and goodwill, and costs related to the acquisition of Obalon. Notably, non-cash stock-based compensation and the loss on impairment for the year ended December 31, 2021, were recorded at $12.8 million and $28.8 million respectively. This impairment charge is primarily due to the significant drop in market capitalization at December 31, 2021 coupled with the delay in the clinical trials for the vest due to the COVID-19 pandemic. Approximately $6.0 million was recorded as a cash outlay for direct fees associated with the merger. Given that these expenses are specific in nature and uniquely attributed to events in 2021, the Company expects its expenditures will revert to customary levels moving forward, considering these charges are non-recurring.

Revenue for the year ended December 31, 2021, was $13.6 million compared to $11.3 million for the year ended December 31, 2020, an increase of $2.3 million, or 20.4%, attributable to a $2.0 million increase in sales for the U.S., and a $0.3 million increase internationally. The increase in total revenue is primarily due to lessened COVID-19 pandemic restrictions for elective surgeries in 2021 as compared to 2020, as well as increased overall sales and marketing efforts.

Gross Profit for the year ended December 31, 2021, was $8.3 million, compared to $6.3 million for the year ended December 31, 2020, an increase of $2.0 million, or 33.3%. Gross profit as a percentage of revenue for the year ended December 31, 2021, was 61.4% compared to 55.4% for the same period in 2020. The increase in gross profit margin is primarily due to the Company realizing significant cost of goods savings by moving manufacturing from Costa Rica to a new supplier in the U.S. Additionally, increased sales volume, reduced period expenses, and improved product mix with higher domestic sales as a percentage of revenue also contributed to higher gross profit margins.

Sales and Marketing Expenses for the year ended December 31, 2021 were $9.2 million compared to $4.7 million for the year ended December 31, 2020. The increase is primarily attributable to strengthening of commercial operations coming out of COVID, in addition to increased advertising and marketing costs of $2.5 million, as the Company launched its multi-platform, direct-to-consumer marketing campaign which includes national television and print advertising and increased social media presence. Stock-based compensation expense increased $1.2 million related to the previously mentioned equity grants. Additionally, payroll related expenditures increased by $0.4 million as the Company strengthened its commercial organization and commissions increased by $0.2 million from higher revenue compared to the prior year. The

Company expects to continue dedicating more resources towards commercial operations, particularly through its national direct-to-consumer advertising campaign, resulting in an increase in total Sales and Marketing expenses for 2022.

General and Administrative Expenses were $24.4 million for the full year of 2021 compared to $10.5 million for the year ended December 31, 2020, an increase of $13.9 million. The change is primarily due to an increase of $8.9 million in stock-based compensation expense issued for the first time since 2017 in the third quarter of 2021. The Company issued both restricted stock units and stock options containing a look back provision to begin vesting at the one-year anniversary of the date of employment, resulting in an expense of $6.8 million at the time the awards were granted. This amount also reflects an increase in audit, consulting, legal, insurance, professional services, payroll related expenses and an increase in rent and facility expenses both associated with the Obalon merger.

Research and Development Expenses were $2.5 million for the full year of 2021 compared to $3.5 million for the year ended December 31, 2020. The decrease is primarily related to the slowdown of the clinical trials related to the vest due to the COVID-19 pandemic.

Total Operating Expenses were $64.8 million for the full year of 2021 compared to $18.7 million for the year ended December 31, 2020.  The increase is primarily due to the previously mentioned one-time charges for our merger, non-cash stock-option compensation, and loss on impairment of intangible assets and goodwill. Additionally, sales and marketing expenses increased due to the launch of the multi-platform consumer advertising campaign utilizing national television and print, social media, and public relations during the fourth quarter of 2021.

Non-GAAP adjusted EBITDA loss was $10.6 million for the full year of 2021 compared to a loss of $9.1 million for the year ended December 31, 2020. The increase is primarily related to bolstering of the Company’s organizational and commercial operations.

Cash and Cash Equivalents were $22.8 million as of December 31, 2021. Of note, we eliminated all debt from the balance sheet including $10.5 million term debt with an institutional investor and the final, $3.0 million, obligation to Apollo Endosurgery for the purchase of the Lap-Band in December of 2018. Additionally, $6.0 million in professional service and investment banking fees was paid related to the Obalon merger. As mentioned in previous quarters, we continue to save and optimize costs while we strive to increase revenue and pursue significant ROI growth opportunities.

Conference Call Information

Management will host a conference call to discuss ReShape’s financial and operational results today at 5:30 pm ET. To participate in the conference call, dial 1-877-280-7473 (US/Canada) or 1-707-287-9370 (international) and enter passcode 5376956. A live link to the webcast will be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

A replay will be available approximately two hours after the call, for one week. The replay number is 1-855-859-2056, conference ID 5376956. An archived replay will also be available at: https://ir.reshapelifesciences.com/events-and-presentations

About ReShape Lifesciences™

ReShape Lifesciences™ is America's premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The ReShape Vest™ System is an investigational (outside the U.S.) minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It helps enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. reshapecare™ is a virtual weight-management program that supports lifestyle changes for all weight-loss patients led by board certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. For more information, please visit www.reshapelifesciences.com

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about our expectation that the marketing campaign should continue to promote increased demand for Lap-Band procedures and, thus, potentially a significant increase in revenues for ReShape. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, changes in fair value of liability warrants and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS
ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com

RESHAPE LIFESCIENCES INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$22,765	$2,957
Restricted cash	50	50
Accounts and other receivables	2,815	2,620
Inventory	3,003	2,244
Prepaid expenses and other current assets	1,622	1,073
Total current assets	30,255	8,944
Property and equipment, net	1,454	584
Operating lease right-of-use assets	266	465
Other intangible assets, net	20,827	27,022
Other assets	1,456	46
Total assets	$54,258	$37,061
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,468	$3,655
Accrued and other liabilities	3,169	3,630
Warranty liability, current	415	397
Debt, current portion, net of deferred financing costs	—	3,609
Operating lease liabilities, current	279	314
Total current liabilities	7,331	11,605
Debt, noncurrent portion	—	9,168
Operating lease liabilities, noncurrent	—	163
Warranty liability, noncurrent	300	1,022
Deferred income taxes	555	615
Total liabilities	8,186	22,573
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series B convertible preferred stock	—	—
Series C convertible preferred stock	—	1
Common stock	18	4
Additional paid-in capital	622,906	529,431
Accumulated deficit	(576,760)	(514,827)
Accumulated other comprehensive loss	(92)	(121)
Total stockholders’ equity	46,072	14,488
Total liabilities and stockholders’ equity	$54,258	$37,061

RESHAPE LIFESCIENCES INC.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Revenue	$13,600	$11,299
Cost of revenue	5,252	5,037
Gross profit	8,348	6,262
Operating expenses:
Sales and marketing	9,165	4,694
General and administrative	24,410	10,527
Research and development	2,522	3,498
Loss on impairment of intangible assets and goodwill	28,752	—
Total operating expenses	64,849	18,719
Operating loss	(56,501)	(12,457)
Other expense (income), net:
Interest expense, net	832	2,049
Warrant expense	2,813	—
Loss on extinguishment of debt, net	2,061	7,715
Gain on foreign currency exchange, net	(168)	(410)
Loss before income tax provision	(62,039)	(21,811)
Income tax benefit	(106)	(181)
Net loss	$(61,933)	$(21,630)
Net loss per share - basic and diluted:
Net loss per share - basic and diluted	$(5.00)	$(5.54)
Shares used to compute basic and diluted net loss per share	12,378,502	3,904,762

The following table contains a reconciliation of non-GAAP net loss to GAAP net loss attributable to common stockholders for the years ended December 31, 2021 and 2020 (in thousands).

	Years Ended December 31,
	2021	2020
GAAP net loss	$(61,933)	$(21,630)
Adjustments:
Interest expense, net:	832	2,049
Income tax benefit	(106)	(181)
Depreciation and amortization	1,971	1,667
Stock-based compensation expense	12,752	1,323
Loss on impairment of intangible assets and goodwill	28,752	—
Loss on extinguishment of debt	2,061	7,715
Warrant expense	2,813	—
Professional fees incurred in connection with the Obalon merger	2,277	—
Non-GAAP loss	$(10,581)	$(9,057)